AMENDMENT NO. 1
TO
H. JAY HILL
EXECUTIVE EMPLOYMENT AGREEMENT

            THIS AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT, dated April 28, 2005 (the "Amendment") amends the Executive Employment Agreement dated June 10, 2004 (the "Agreement"), by and between H. JAY HILL (Executive") and VILLAGEEDOCS, a California corporation ("Company").

W I T N E S S E T H:

            WHEREAS, Executive and Company are parties to the Agreement pursuant to which, among other things, Executive is engaged as Executive Vice President Corporate Development of the Company; and

            WHEREAS, the parties desire to amend the Agreement as provided herein.

            NOW, THEREFORE, in consideration of the material promises and agreements herein made and intending to be legally bound, the parties hereto hereby agree as follows:

1.               Definitions.  Unless the context hereof indicates otherwise, all capitalized terms used herein shall have the same meaning as such capitalized terms are defined in the Agreement.

2.               Amendments.       The Agreement is hereby amended as follows:

(i)    The first paragraph of Section 2 of the Agreement is hereby deleted and replaced with the following language:

The initial four (4) year term of employment under this Agreement shall commence as of June 16, 2004 (the "Effective Date"). After the expiration of such initial four year employment period, the term of the Executive's employment hereunder shall automatically be extended without further action by the parties for successive one (1) year renewal terms, provided that if either party gives the other party at least ninety (90) days advance written notice of his or its intention to not renew this Agreement for an additional term, the Agreement shall terminate upon the expiration of the current term.

(ii) Section 3(a) of the Agreement is hereby deleted in its entirety, and replaced with the following language:

(a) Annual Base Salary.  Effective with the pay period commencing April 16, 2005, the Executive shall receive an annual base salary during the first year of this Agreement at a rate of One Hundred Fifty Thousand Dollars ($150,000), payable in installments consistent with the Company's normal payroll schedule.  The Chief Executive Officer shall review this base salary at annual intervals, and may adjust the Executive's annual base salary from time to, provided, however, that the salary for the twelve month period beginning June 16, 2006 and for each succeeding twelve month period shall not be less than 105% of the salary for the prior twelve month period.

(iii) Section 3(b) of the Agreement is hereby deleted.

(iv)            Former Section 3(c) of the Agreement is hereby redesignated as Section 3(b) and amended to read as follows:

(b) Incentive Bonus - Profit.  The Executive shall also be entitled to receive an incentive bonus from the Company based on the Company's profitability.  At the end of each fiscal year, commencing with 2005, the Executive will earn a percentage of the net income under GAAP to be paid the month following the filing of the 10K report.  For the year 2005, the percentage bonus will be 5% of the net income paid in cash and 4% paid in Company shares.  The number of Company shares issuable to the Executive shall be based upon the average closing price of the Company's shares for the ten (10) trading days ending on March 31st of the following year.  Each year subsequent to 2005, the board will establish the percentages; during 2006 and 2007 the percentages shall not be less than 3% and 2% respectively.

(v)  Former Section 3(d) of the Agreement is hereby redesignated as Section 3(c) and amended to read as follows:

(c) Stock Options.  Executive shall receive a stock option grant of 500,000 shares of Company common stock (the "Option Shares").  The Option Shares will vest over a five (5) year period from the Effective Date; provided that Executive is employed as of any vesting date and if Executive is terminated for cause, all unvested stock will be forfeited and cancelled; and provided further that Executive shall be fully vested in any, then unvested Option Shares (A) in the event of the termination of Executive's employment by the Company other than for Cause (as defined below), (B) upon the consummation of a Change in Control, or (C) upon the death or disability of the Executive.  This stock option grant shall be under the Company 2002 Incentive Stock Option Plan and the parties shall enter into a separate stock option agreement reflecting the terms of this stock option grant.  The stock option grant shall provide that any vested options, may be exercised at any time within 7 years after the date of vesting, except that any options that vest because of an event described in (A), (B) or (C) may be exercised only during the seven (7) year period beginning on occurrence of the vesting event.  The stock option grant shall further provide that, if at any time when there is not an effective Registration Statement on Form S-8 covering the option shares, the Company shall determine to prepare and file with the Securities and Exchange Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of 1933 of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act), the Company provide the Executive with written notice of such determination and, if the Executive so desires, the Company will cause the registration under the Securities Act of such number of option shares as the Executive shall designate.  The Company shall use its best efforts to register, and maintain the effectiveness of the registration, for resale all of the Option Shares granted to Executive pursuant to a Form S-8 (or any successor form) registration statement under the Securities Act.

(vi)            The second paragraph of Section 5(a) of the Agreement is hereby amended to read as follows:

If the termination is not for death, disability as described in paragraph (b), for Cause as described in paragraph (c) or a voluntary termination by the Executive as described in paragraph (d), the Company shall also be obligated to make a series of monthly payments to the Executive for twelve (12) months.  Each monthly payment shall be equal to one-twelfth (1/12th) of twice the Executive's annual base salary, as in effect on the date of termination.  In addition, the vesting of any restricted stock, stock options or other awards granted to the Executive under the terms of the Company's stock plan or any written agreement with the Executive shall become immediately vested in full and, in the case of stock options, exercisable in full. Executive shall also be permitted to continue to participate at the Company's expense in all benefit and insurance plans, coverage and programs in which he was participating in for a period of one (1) year. Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this paragraph.

(vii) The vesting schedule set forth in subparagraph (a) of Section 6 of the Agreement is hereby amended to read as follows:

In the event of a non-renewal of Executive Employment Agreement, the Executive will:

(a) Vest 50% of the unvested portion of the stock option granted under section 3(c) and shall have a seven (7) year period to exercise the newly vested options

            IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first set forth above.

VILLAGEEDOCS                                                      EXECUTIVE:

By:  /s/ Michael A. Richard                                       /s/ H. Jay Hill
Name: Michael A. Richard                                        H. Jay Hill
Title: Chief Financial Officer

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